Exhibit 10.3

Name:	[—]
Number of Shares of Stock subject to SAR:	[—]
Base Value Per Share:	$[—]
Date of Grant:	[—]

OFFICER STOCK APPRECIATION RIGHTS AWARD
granted under the
AKEBIA THERAPEUTICS, INC.
2014 INCENTIVE PLAN
STOCK APPRECIATION RIGHTS AGREEMENT
This agreement (the “Agreement”) evidences a SAR granted by Akebia Therapeutics, Inc. (the “Company”) to the undersigned (the “Grantee”), pursuant to and subject to the terms of the Akebia Therapeutics, Inc. 2014 Incentive Plan, as amended (the “Plan”).
1.     Grant of SAR. The Company grants to the Grantee on the date set forth above (the “Date of Grant”) a SAR Award (the “SAR”), on the terms provided herein and in the Plan, with respect to the number of shares of Stock of the Company set forth above (the “Shares”) at a base value per Share as set forth above, in each case subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.
2.     Meaning of Certain Terms. Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan. The following terms have the following meanings:
(a)     “Beneficiary” means, in the event of the Grantee’s death, the beneficiary named in the written designation (in form acceptable to the Administrator) most recently filed with the Administrator by the Grantee prior to the Grantee’s death and not subsequently revoked, or, if there is no such designated beneficiary, the executor or administrator of the Grantee’s estate. An effective beneficiary designation will be treated as having been revoked only upon receipt by the Administrator, prior to the Grantee’s death, of an instrument of revocation in form acceptable to the Administrator.
(b)     “Change in Control” means the occurrence of any of the following events other than in connection with the consummation of an initial public offering of the Company’s securities: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) who is not a shareholder of the Company as of the date of this Agreement or an affiliate thereof is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) a change in the composition of the Board occurring within a two-year period, as a result of which less than a majority of the directors are Incumbent Directors; (iii) the date of the consummation of a merger, scheme of arrangement or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger, scheme of arrangement or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets. Notwithstanding the foregoing, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the domicile of the Company’s incorporation; or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. In all respects, the definition of Change in Control shall be interpreted to comply with Section 409A of the Code, and any successor statute, regulation and guidance thereto.

(c)     “Incumbent Directors” means directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the remaining Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).
(d)     “SAR Holder” means the Grantee or, if as of the relevant time the SAR has passed to a Beneficiary, the Beneficiary.
3.     Vesting; Method of Exercise; Treatment of the SAR Upon Cessation of Employment and a Change in Control.
(a)     Vesting. As used herein with respect to the SAR or any portion thereof, the term “vest” means to become exercisable and the term “vested” as applied to any outstanding SAR means that the SAR is then exercisable, subject in each case to the terms of the Plan. Unless earlier terminated, forfeited, relinquished or expired, and subject to the immediately following sentence and the terms of any Executive Severance Agreement or other written agreement between the Grantee and the Company, the SAR will vest in accordance with the terms of Schedule A attached hereto. Notwithstanding the foregoing, the SAR, to the extent outstanding immediately prior to a Change in Control but not then vested in full, shall automatically and immediately become fully vested and exercisable upon such Change in Control.
(b)     Exercise of the SAR. No portion of the SAR may be exercised until such portion vests. Exercise of the SAR shall entitle the Grantee to a number of Shares with a fair market value equal to (i) the difference between (x) the fair market value of one Share as of the date of exercise and (y) the base value per Share of the SAR, multiplied by (ii) the number of Shares with respect to which this SAR is being exercised; provided, that, no fractional Shares will be delivered hereunder and if the application of the foregoing formula would result in a fractional Share, the number of Shares issues upon exercise of the SAR shall be rounded down to the nearest whole share. The Company shall deliver such Shares, subject to satisfaction by the Grantee of any applicable tax withholding obligations pursuant to Section 6 hereof, as soon as administratively possible and, in any event, within thirty (30) days following the date of exercise.
Each election to exercise any vested portion of the SAR will be subject to the terms and conditions of the Plan and shall be in writing and signed by the SAR Holder (or in such other form as is acceptable to the Administrator). Each such written exercise election must be received by the Company at its principal office or by such other party as the Administrator may prescribe. In the event that the SAR is exercised by a person other than the Grantee, the Company will be under no obligation to deliver Shares hereunder unless and until it is satisfied as to the authority of the SAR Holder to exercise the SAR and compliance with applicable securities laws. The latest date on which the SAR or any portion thereof may be exercised will be the 10th anniversary of the Date of Grant (the “Final Exercise Date”). If the SAR is not exercised by the Final Exercise Date the SAR or any remaining portion thereof will thereupon immediately terminate.
(c)     Treatment of the SAR Upon Cessation of Employment. If the Grantee’s Employment ceases, the SAR, to the extent not already vested, will be immediately forfeited, and any vested portion of the SAR that is then outstanding will be treated as follows:

(i)Subject to clauses (ii) and (iii) below and Section 4 of this Agreement, the SAR to the extent vested immediately prior to the cessation of the Grantee’s Employment will remain exercisable until the earlier of (A) the date that is three (3) months following the date of such cessation of Employment, or (B) the Final Exercise Date, and except to the extent previously exercised as permitted by this Section 3(c)(i) will thereupon immediately terminate.

(ii)Subject to clause (iii) below and Section 4 of this Agreement, the SAR, to the extent vested prior to the cessation of the Grantee’s Employment due to death, will remain exercisable until the earlier of (A) the first anniversary of the Grantee’s death or (B) the Final Exercise Date, and except to the extent previously exercised as permitted by this Section 3(c)(ii) will thereupon immediately terminate.

(iii)If the Grantee’s Employment is terminated by the Company and its subsidiaries in connection with an act or failure to act constituting Cause (as the Administrator, in its sole discretion, may determine), or such termination occurs in circumstances that in the determination of the Administrator would have entitled the Company and its subsidiaries to terminate the Grantee’s Employment for Cause, this SAR (whether or not vested) will immediately terminate and be forfeited upon such termination.

Notwithstanding the foregoing, to the extent the Grantee is a party to an Executive Severance Agreement or other written agreement with the Company that provides for the SAR to remain outstanding and continue to vest during a specified period of time following the Grantee’s cessation of Employment (such period, the “Severance Period”), the SAR shall remain outstanding and shall continue to vest in accordance with the terms of this Agreement during the Severance Period as if the Grantee had remained employed during such period, subject to any conditions on continued vesting as may be contained in such Executive Severance Agreement or other written agreement. Any portion of this SAR that vests during such Severance Period will remain exercisable until the earlier of (A) the date that is three (3) months following the date that is the last day of such Severance Period, or (B) the Final Exercise Date, and except to the extent previously exercised as permitted by this Section 3(c) will thereupon immediately terminate. For the avoidance of doubt, any portion of the SAR that fails to vest during the Severance Period will immediately be forfeited on the last day of such period.
(d)    Extension of Exercise Period. Notwithstanding anything in Section 3(b) or 3(c) to the contrary, if, as of the Final Exercise Date or the last date during the period specified in Section 3(c)(i), as applicable, the Grantee is prohibited by applicable law or written Company policy applicable to similarly situated employees from engaging in any open-market sales of Stock, the Final Exercise Date or such period specified in Section 3(c)(i), as applicable, will be automatically extended to that date that is thirty (30) days following the date the Grantee is no longer prohibited from engaging in such open-market sales.

4.     Forfeiture; Recovery of Compensation.

(a)The Administrator may cancel, rescind, withhold or otherwise limit or restrict the SAR at any time if the Grantee is not in compliance with all applicable provisions of this Agreement and the Plan, or if the Grantee breaches any agreement with the Company or its subsidiaries with respect to non-competition, non-solicitation, invention assignment or confidentiality, including, but not limited to, any employment agreement or offer letter with the Company or the Company’s standard Employee Agreement (Confidentiality, Non-Solicitation, Non-Competition and Developments Agreement).

(b)By accepting the SAR, the Grantee expressly acknowledges and agrees that his or her rights, and those of any permitted transferee of the SAR, under the SAR, including to any Stock acquired under the SAR or proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision). Nothing in the preceding sentence shall be construed as limiting the general application of Section 8 of this Agreement.
5.     Transfer of SAR. The SAR may not be transferred except as expressly permitted under Section 6(a)(3) of the Plan.
6.     Withholding. The exercise of the SAR will give rise to “wages” subject to withholding. The Grantee expressly acknowledges and agrees that the Grantee’s rights hereunder, including the right to be issued Shares upon exercise, are subject to the Grantee promptly paying to the Company in cash (or by such other means as may be acceptable to the Administrator in its discretion) all taxes required to be withheld. No Shares will be transferred pursuant to the exercise of this SAR unless and until the person exercising this SAR has remitted to the Company an amount sufficient to satisfy any federal, state, or local withholding tax requirements, or has made other arrangements satisfactory to the Company with respect to such taxes. The Grantee authorizes the Company and its subsidiaries to withhold such amount from any amounts otherwise owed to the Grantee, but nothing in this sentence shall be construed as relieving the Grantee of any liability for satisfying his or her obligation under the preceding provisions of this Section.
7.     Effect on Employment. Neither the grant of the SAR, nor the issuance of Shares upon exercise of the SAR, will give the Grantee any right to be retained in the employ or service of the Company or any of its Affiliates, affect the right of the Company or any of its Affiliates to discharge or discipline such Grantee at any time, or affect any right of such Grantee to terminate his or her Employment at any time.
8.     Provisions of the Plan. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the Date of Grant has been furnished to the Grantee. By exercising all or any part of the SAR, the Grantee agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall control.
9.     Provisions of Executive Severance Agreement. To the extent the Grantee has entered into an Executive Severance Agreement with the Company, for so long as such Executive Severance Agreement remains in effect, the terms of such Executive Severance Agreement as they relate to the SAR shall control in the event of any conflict with the terms of this Agreement.

10.     Acknowledgements. The Grantee acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument, (ii) this agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, shall constitute an original signature for all purposes hereunder and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Grantee.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer.

AKEBIA THERAPEUTICS, INC.

By:_________________________
                 Name: [•]
                         Title: [•]

Dated:

Acknowledged and Agreed:

By:________________
[Grantee’s Name]

Schedule A
Time Vesting Schedule
The SAR, unless earlier terminated or forfeited, will vest, subject to Grantee’s continuous Employment though the applicable vesting date, (i) as to 25% of the total number of Shares subject to the SAR on the first anniversary of the Date of Grant; and (ii) as to the remaining 75% of Shares subject to the SAR, ratably on the first day of each calendar quarter between the one-year anniversary of the date of grant and the fourth anniversary of the Date of Grant.